Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES STEPHEN STENBECK JOINS BOARD OF DIRECTORS

Brent Blackey Retires after 12 Years of Service

St. Paul, Minn., November 12, 2019 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today announced the addition of independent board member Stephen Stenbeck. He replaces independent director Brent Blackey, who is retiring after 12 years of service.

Stenbeck is a retired partner of Ernst & Young LLP with 36 years of serving public and private audit clients in the medical device, retail, consumer products, distribution, airline and media and entertainment industries.

“We are pleased to welcome Stephen Stenbeck as a new independent director to the CSI board,” said Scott Ward, Chairman, President and Chief Executive Officer. “As Partner at Ernst & Young, LLP, Stephen served a wide variety of client companies, including several in the medical device industry with international operations. We look forward to Stephen serving the CSI board as Chair of the Audit, Risk Management and Finance Committee.”

CSI’s board routinely reviews its composition to ensure it includes the necessary skills, experience and perspective to direct its business objectives. With the addition of Mr. Stenbeck, three independent directors have joined CSI’s board in the past three years. The CSI board continues to have seven directors, six of whom are independent.

Said Ward, “We thank Brent for contributing to CSI’s success. During his tenure, CSI launched peripheral and coronary orbital atherectomy, taking our unique technology from development stage to market share leader and nearly 500,000 patients treated. CSI’s past accomplishments provide the foundation as we now strive to become a global, multiproduct company focused on some of the most compelling unmet medical needs in interventional cardiology.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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